                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


                                      BY
                                   AND AMONG


                            R-B CAPITAL CORPORATION,

                          R-B ACQUISITION CORPORATION

                                      AND

                        PEERLESS INDUSTRIAL GROUP, INC.


                          Dated as of April 11, 1997

                                 TABLE OF CONTENTS
                                 -----------------


                                                                          Page
                                                                          ----

RECITALS.................................................................... 3
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1.  THE TENDER OFFER........................................................ 3
     1.1.  The Offer........................................................ 3
     1.2.  Company Action................................................... 4
     1.3.  Shareholder Lists................................................ 5
     1.4.  Funding of Tender Offer.......................................... 5
     1.5.  Boards of Directors and Committees; Section 14(f)................ 6

2.  THE MERGER.............................................................. 7
     2.1.  Merger........................................................... 7
           2.1.1.  Merger................................................... 7
           2.1.2.  Effect of Merger......................................... 7
           2.1.3.  Conversion of Shares..................................... 7
           2.1.4.  Stock Options and Warrants............................... 8
     2.2.  Merger Without Shareholders' Meeting............................. 8
     2.3.  Shareholders' Meeting of the Company............................. 8
     2.4.  Consummation of the Merger....................................... 9
     2.5.  Dissenters' Rights............................................... 9
     2.6.  Payment for Shares...............................................10
     2.7.  Closing of the Company's Transfer Books..........................11
     2.8.  Further Acts.....................................................11

3.  REPRESENTATIONS AND WARRANTIES..........................................11
     3.1.  Representations and Warranties of Parent and the
           Purchaser........................................................11
           3.1.1.  Corporate Organization...................................11
           3.1.2.  Authority................................................11
           3.1.3.  Tender Offer Material....................................12
           3.1.4.  Proxy Statement..........................................12
           3.1.5.  Consents; No Violation...................................12
           3.1.6.  Financing................................................13
     3.2.  Representations and Warranties of the Company....................13
           3.2.1.  Corporate Organization...................................13
           3.2.2.  Capitalization...........................................14
           3.2.3.  Authority................................................15
           3.2.4.  Consents; No Violation...................................15
           3.2.5.  SEC Reports..............................................15
           3.2.6.  No Material Adverse Change...............................16
           3.2.7.  Fees.....................................................17
           3.2.8.  Schedule 14D-9 and Proxy Statement.......................17
           3.2.9.  Trademarks, Patents and Copyrights.......................18
           3.2.10. Litigation...............................................18
           3.2.11. Labor Matters............................................18
           3.2.12. Taxes....................................................19
           3.2.13. Environment..............................................21


                                                                            Page
                                                                            ----
            3.2.14.  Employee Benefit Plans; ERISA........................    21
            3.2.15.  Compliance...........................................    23
            3.2.16.  Properties...........................................    24
            3.2.17.  Regulatory Matters...................................    24
            3.2.18.  Voting Requirements..................................    24
            3.2.19.  State Takeover Laws..................................    24

4.  COVENANTS.............................................................    25
     4.1.   No Solicitation...............................................    25
     4.2.   Stock Options and Warrants....................................    26
     4.3.   Interim Operations............................................    26
            4.3.1.   Conduct of Business..................................    27
            4.3.2.   Charters and Bylaws..................................    27
            4.3.3.   Capital Stock........................................    27
            4.3.4.   Dividends............................................    27
            4.3.5.   Relationships........................................    27
            4.3.6.   Employee Plans, Compensation, Promotion,
                     Demotion, Reassignment, Etc..........................    27
            4.3.7.   Certain Agreements...................................    28
            4.3.8.   Indebtedness.........................................    28
            4.3.9.   Acquisitions and Dispositions of Assets..............    28
            4.3.10.  Accounting and Tax Matters...........................    28
            4.3.11.  Certain Actions......................................    29
            4.3.12.  Payment of Claims....................................    29
            4.3.13.  Transactions with Affiliates.........................    29
            4.3.14.  Representations and Warranties.......................    29
     4.4.   Access and Information........................................    29
     4.5.   Certain Filings, Consents and Arrangements....................    30
     4.6.   Proxy Statement...............................................    30
     4.7.   State Takeover Statutes.......................................    30
     4.8.   Best Efforts..................................................    30
     4.9.   Indemnification...............................................    31
     4.10.  Certain Agreements............................................    31

5.  CONDITIONS............................................................    31
     5.1.   Conditions to the Obligations of Parent, the
            Purchaser and the Company.....................................    31

6.  MISCELLANEOUS.........................................................    32
     6.1.   Termination...................................................    32
     6.2.   Non-Survival of Representations and Warranties................    33
     6.3.   Waiver and Amendment..........................................    33
     6.4.   Entire Agreement..............................................    34
     6.5.   Applicable Law................................................    34
     6.6.   Headings......................................................    34
     6.7.   Notices.......................................................    34
     6.8.   Counterparts..................................................    35
     6.9.   Severability..................................................    35
     6.10.  Parties in Interest; Assignment...............................    36

                                                                           Page
                                                                           ----
     6.11.   Expenses........................................................36
     6.12.   Publicity.......................................................38
     6.13.   Specific Performance............................................38
     6.14.   Certain Definitions.............................................38

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is dated as of April 11, 1997, by and among R-B Capital Corporation, a Delaware corporation ("Parent"), R-B Acquisition Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Peerless Industrial Group, Inc., a Minnesota corporation (the "Company").


                                    RECITALS
                                    --------

     A. The Boards of Directors of Parent, the Purchaser and the Company each have approved the acquisition of the Company by the Purchaser and, in furtherance of the acquisition, the Purchaser proposes to make a tender offer for all outstanding shares of Common Stock, no par value (the "Common Stock") and all outstanding shares of Class B Common Stock, no par value (the "Class B Common Stock") of the Company (hereinafter the Common Stock and the Class B Common Stock shall be referred to collectively as the "Shares"), and the Board of Directors of the Company has approved the Offer (as defined below), has determined that the Offer is fair and in the best interests of the shareholders of the Company, and recommends that the Offer be accepted by the shareholders of the Company.

     B. The Boards of Directors of Parent, the Purchaser and the Company each have determined that it is advisable to merge the Purchaser with and into the Company pursuant to this Agreement, with the result that the Company will become a wholly owned subsidiary of Parent.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, the Purchaser and the Company hereby agree as follows:


                              1.  THE TENDER OFFER
                                  ----------------

     1.1. The Offer. (a) Provided that none of the events set forth in Exhibit A hereto shall have occurred or be existing, the Purchaser, as promptly as practicable, but in any event within five business days after the public announcement of this Agreement, shall commence a tender offer (the "Offer") for all outstanding Shares at a price of $1.67 per Share, net to the seller in cash. Assuming the prior satisfaction or waiver of the conditions to the Offer set forth in Exhibit A hereto, the Purchaser will accept for payment all Shares validly tendered pursuant to the Offer, and not withdrawn, as soon as legally permissible and shall pay for all such Shares as soon as practicable (but in any event within five business days) thereafter; provided, however, that the Offer may be extended by the Purchaser, in its sole discretion, (i) as may be required from time to time to satisfy any condition set forth in Exhibit A, and (ii) following satisfaction or waiver of all conditions set forth in Exhibit A hereto, for not more than ten business days beyond the scheduled expiration date as in effect at the time such conditions are satisfied or waived, if the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer represent less than 90% of the outstanding Shares. Without the prior written consent of the Company, the Purchaser will not decrease the price per Share, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer, add additional conditions to the Offer, or, subject to the preceding sentence, make any other change in the terms of the Offer which is materially adverse to the holders of Shares. It is agreed that the Offer will be subject only to the conditions set forth in Exhibit A hereto, which are for the benefit of the Purchaser and may be asserted or waived by the Purchaser in whole or in part at any time and from time to time, in its sole discretion; provided, however, that the Purchaser may not waive the Minimum Condition (as defined in Exhibit A hereto) without the prior written consent of the Company.

     (b) As soon as practicable on the date of commencement of the Offer, Parent and the Purchaser shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1"), which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). Parent and the Purchaser shall give the Company and its counsel the opportunity to review the Offer Documents prior to their being filed with the Commission, and shall furnish to the Company and its counsel copies of any comments that Parent or the Purchaser may receive from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent, the Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect. The Purchaser may, at any time, transfer or assign to one or more corporations directly or indirectly wholly owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares properly tendered and accepted for payment.

     1.2. Company Action. The Company hereby approves of and consents to the Offer. As soon as practicable on the date of the commencement of the Offer, the Company shall file with the

Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), and shall mail the Schedule 14D-9 to the holders of the Shares as promptly as practicable after the commencement of the Offer. The
Schedule 14D-9 will at all times set forth, and the Company hereby represents, that the Board of Directors of the Company has unanimously (a) determined that the Offer and the Merger (as defined in Section 2.1) are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and
(c) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the holders of Shares. The Company shall give the Parent and its counsel an opportunity to review the Schedule 14D-9 and any amendments or supplements thereto prior to their being filed with the Commission, and shall furnish to Parent and its counsel copies of any comments the Company may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after receipt of such comments. Parent, the Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect. The Company hereby consents to the inclusion in the Offer Documents and any other Tender Offer Material (as defined in Rule 14d-2(b)(5) adopted pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the recommendation and determinations referred to in this Section 1.2. The Company further represents and warrants that Summit Investment Corporation, financial advisor to the Company (the "Advisor"), has delivered to the Company's Board of Directors its written opinion to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Advisor to permit the inclusion of such fairness opinion in the Offer Documents and the Schedule 14D-9, and in the Proxy Statement referred to in
Section 3.2.8(c). The Company hereby consents to the inclusion of such fairness opinion in the Offer Documents and any other Tender Offer Material.

     1.3. Shareholder Lists. The Company shall promptly furnish the Purchaser with a list of the holders of Shares and mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall promptly furnish the Purchaser with such additional information, including updated lists of shareholders of the Company, mailing labels and lists of securities positions, and such other assistance, as the Purchaser or its agents may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares.

     1.4. Funding of Tender Offer. Parent shall make available to the Purchaser on a timely basis funds as necessary to pay for the Shares that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer.

     1.5. Boards of Directors and Committees; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Purchaser and its affiliates (including any Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares, and the Company shall, upon request by Purchaser, subject to the provisions of Section 1.5(b), promptly either increase the size of its Board of Directors (and shall, if necessary, amend the Company's By-Laws to permit such an increase) or use its best efforts to secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to such Board of Directors, and shall cause Purchaser's designees to be so elected. Promptly upon request by Purchaser, the Company will, subject to the provisions of
Section 1.5(b), use its best efforts to cause persons designated by Purchaser to constitute the same percentage as the number of Purchaser's designees to the Company's Board of Directors bears to the total number of directors on such Board of Directors on (i) each committee of such Board of Directors, (ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Purchaser and (iii) each committee of each such board or body.

          (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.5 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 Statement provided to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent or Purchaser will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Purchaser's designees pursuant to this Section 1.5 and prior to the Effective Time (as defined below), any amendment of this Agreement or the Restated Articles of Incorporation or By-Laws of the

Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights hereunder will require the concurrence of a majority of the directors of the Company then in office who are not designees of Purchaser or employees of the Company.



                                 2.  THE MERGER
                                     ----------

     2.1.  Merger.
           ------

          2.1.1. Merger. At the Effective Time (as defined in Section 2.4), and upon the terms and subject to the conditions of this Agreement, the Purchaser will be merged with and into the Company (the "Merger"), in accordance with Chapter 302A of the Minnesota Business Corporation Act ("MBCA"), whereupon the separate existence of the Purchaser shall cease and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its existence under the laws of the State of Minnesota. The name of the Surviving Corporation shall be "Peerless Industrial Group, Inc."

          2.1.2. Effect of Merger. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. The Articles of Incorporation and the Bylaws of the Purchaser in effect upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The directors of the Purchaser upon consummation of the Merger shall be the directors of the Surviving Corporation, and the officers of the Purchaser shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. The Merger shall have the other effects set forth in Section 641 of the MBCA.

          2.1.3.  Conversion of Shares.  At the Effective Time (as defined in
Section 2.4), by virtue of the Merger and without any action on the part of any holder of any Shares, (a) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1.3(b) and any Dissenting Shares (as defined in Section 2.5)) shall be converted into the right to receive in cash an amount per Share equal to the price paid per Share pursuant to the Offer (the "Merger Consideration"), without interest, and such Shares shall be cancelled and extinguished; and (b) each Share owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent, immediately prior to the Effective Time, shall be cancelled and extinguished, and no payment will be made with respect to those Shares; and (c) each share of common stock, par value $.01 per share of the Purchaser then issued and outstanding shall be converted into one validly issued, fully paid share of common stock of the Surviving Corporation, which shares thereafter will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

          2.1.4. Stock Options and Warrants. At or before the Effective Time, each option and warrant granted under the plans and agreements set forth in
Schedule 2.1.4, whether or not then exercisable, which is outstanding as of the date hereof and which has not been exercised prior to the acquisition of Shares pursuant to the Offer (the "Stock Purchase Rights") shall be cancelled and each holder of a cancelled Stock Purchase Right shall be entitled to receive from the Company, in cancellation and settlement of the Stock Purchase Right, an amount in cash (less applicable withholding taxes) equal to the product of (x) the number of Shares previously subject to such Stock Purchase Right and (y) the excess, if any, of the Merger Consideration over the exercise price per Share provided for in the Stock Purchase Right.

     2.2. Merger Without Shareholders' Meeting. If Parent, the Purchaser and any other corporations directly or indirectly owned by Parent together acquire at least 90% of the outstanding Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 621 of the MBCA.

     2.3. Shareholders' Meeting of the Company. If the conditions are not met to permit the Merger to occur without a meeting of shareholders under Section 2.2, the Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after consummation of the Offer to consider and vote upon the approval of the Merger and adoption of this Agreement. In connection with any such meeting, the Company will (a) include in the Proxy Statement the recommendation of its Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby, and (b) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the Commission or its staff with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the consummation of the Offer and (ii) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. At any such meeting, all of the Shares then owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent will be voted in favor of the approval of the Merger and adoption of this Agreement.

     2.4. Consummation of the Merger. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after consummation of the Offer, and, if the vote of the shareholders of the Company is required pursuant to Section 2.3, after the vote of such shareholders in favor of the Merger and this Agreement has been obtained, the Company (or the Purchaser, if appropriate) shall execute in the manner required by the MBCA and file with the Secretary of State of the State of Minnesota a certificate of merger, as required by the MBCA, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.4, a closing will be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time".

     2.5. Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, to receive fair value for such Shares ("Dissenting Shares") in accordance with the provisions of Section 473 of the MBCA and as of the Effective Time has not withdrawn or lost such dissenter's rights shall not be converted into or represent a right to receive a cash payment pursuant to Section 2.1.3(a), but the holder shall only be entitled to such rights as are granted by the MBCA. If a holder of Shares who asserts dissenter's rights under the MBCA withdraws or loses such rights (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, those Shares shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1.3(a), without interest, upon the surrender of the certificate or certificates representing those Shares. The Company shall give Parent (i) prompt notice of any written notice of intent to demand fair value for any Shares, attempted withdrawals of such demands, the deposit of any Shares for which payment is demanded, and any other instruments served pursuant to the MBCA received by the Company relating to dissenters' rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to the assertion of dissenters' rights under the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands for payment of fair value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     2.6. Payment for Shares. Prior to the Effective Time, the Purchaser shall designate a commercial bank or trust company organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $100,000,000 to act as Paying Agent with respect to the Merger (the "Paying Agent"). Each holder (other than Parent, the Purchaser or any subsidiary of Parent) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares will be entitled to receive, upon surrender to the Paying Agent of the Certificates for cancellation, cash in an amount equal to the product of the number of Shares previously represented by the Certificates multiplied by the Merger Consideration, subject to any required withholding of taxes. When and as needed, the Purchaser shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. Following the Effective Time, until surrendered to the Paying Agent in accordance with the provisions of this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares and Shares owned by Parent or any subsidiary of Parent) shall represent for all purposes only the right to receive upon surrender the Merger Consideration multiplied by the number of Shares evidenced by the Certificate, without any interest, subject to any required withholding of taxes. Any funds delivered or made available to the Paying Agent pursuant to this Section 2.6 and not exchanged for Certificates within 12 months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which thereafter will act as Paying Agent, subject to the rights of holders of unsurrendered Certificates under this Article 2, and any former shareholders of the Company who have not previously exchanged their Certificates will thereafter be entitled to look only to the Surviving Corporation for payment of their claims for the consideration set forth in
Section 2.1.3(a), without any interest, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of Certificates a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title of the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

     2.7. Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in Section 2.6, subject to applicable law in the case of Dissenting Shares.

     2.8 Further Acts. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or the Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.


                      3.  REPRESENTATIONS AND WARRANTIES
                          ------------------------------

     3.1. Representations and Warranties of Parent and the Purchaser. Parent and the Purchaser hereby jointly and severally represent and warrant to the Company that:

          3.1.1. Corporate Organization. Parent and the Purchaser are corporations duly organized, validly existing and, where applicable, in good standing, under the laws of their respective jurisdictions of incorporation, and have the requisite corporate power to carry on their respective businesses as they are now being conducted. Parent directly owns all of the issued and outstanding capital stock of the Purchaser.

          3.1.2. Authority. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

          3.1.3. Tender Offer Material. The Tender Offer Material relating to the Offer and the related Schedule 14D-1 will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information contained in the Tender Offer Material or the Schedule 14D-1, or in any amendment or supplement, will contain, on the date of filing with the Commission, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing representation and warranty shall not include or relate to any information obtained or derived from any SEC Report (as defined in Section 3.2.5) and included in the Tender Offer Material following review by the Company or its counsel or any other information furnished by the Company and/or its representatives to Parent or the Purchaser specifically for inclusion in the Tender Offer Material.

          3.1.4. Proxy Statement. None of the information supplied by Parent or the Purchaser specifically for inclusion in any Proxy Statement of the Company required to be mailed to the Company's shareholders in connection with the Merger, or in any amendments or supplements thereto, at the time of the first mailing and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.1.5. Consents; No Violation. Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation of the transactions contemplated by this Agreement will (a) conflict with, or result in any breach or violation of, any provision of the Articles of Incorporation or Bylaws of the Purchaser or Parent; (b) assuming that all consents, authorizations, approvals contemplated by subsection (c) below have been obtained and all filings described therein have been made, constitute, with or without the passage of time, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any order, writ, injunction, decree, law, statute, rule or regulation, governmental permit or license, or any mortgage, indenture, lease, agreement or other instrument of Parent, the Purchaser or any of their respective subsidiaries, or to which Parent, the Purchaser or any of their respective subsidiaries or any of their respective properties is subject (except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not, singly or in the aggregate, have a material adverse effect on the business, financial condition, assets, liabilities, results of operations or prospects (the "Business Condition") of Parent and its subsidiaries taken as a whole) or adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby; or
(c) require any consent, approval or authorization of, notification to, or filing with, any court, governmental agency or regulatory or administrative authority, (each, a "Governmental Entity"), on the part of Parent or the Purchaser, other than (i) the filing of a certificate of merger with respect to the Merger in accordance with the MBCA and the laws of such other states as may be applicable, (ii) filings with the Commission under the Exchange Act, (iii) any applicable filings under state securities, "Blue Sky" or state anti-takeover laws, and (iv) consents, approvals, authorizations, notifications or filings the failure of which to obtain or make would not, singly or in the aggregate, have a material adverse effect on the Business Condition of Parent or its subsidiaries taken as a whole or the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

          3.1.6. Financing. Parent has or will have available to it sufficient funds to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay all related fees and expenses of Parent and Purchaser.

     3.2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Purchaser that:

          3.2.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company's sole subsidiary (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Subsidiary's sole subsidiary (the "Iowa Subsidiary" and along with the Subsidiary, the "Subsidiaries") is a corporation duly organized,
validly existing and in good standing under the laws of the State of Iowa.   The
Company and its Subsidiaries are each in good standing as a foreign corporation in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes qualification necessary, except to the extent that lack of qualification or good standing would not have a material adverse effect on the Business Condition of the Company and its Subsidiaries taken as a whole or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby (a "Material Adverse Effect"). The Company and its Subsidiaries each has the requisite corporate power to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. The Company has delivered to Parent copies of the Articles of Incorporation and Bylaws of the Company and each Subsidiary, as amended to this date, which Articles and Bylaws are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Articles of Incorporation or By-Laws. Neither the Company nor any Subsidiary owns, directly or indirectly, any equity or voting interest in any Person that is not a Subsidiary, and neither the Company, nor any of its Subsidiaries has made any commitment to purchase any additional equity interests, make any capital contributions to or invest any funds in any business or entity other than any wholly-owned subsidiary of the Company.

          3.2.2. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares, of which 1,227,273 are designated as Class B Common Stock and the remainder are designated as Common Stock. As of the date hereof, (a) 5,045,151 shares of Common Stock and 1,227,273 shares of Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and (b) under the plans and agreements set forth in Schedule 2.1.4 (copies of which have been delivered to Parent) there are outstanding Stock Purchase Rights to purchase an aggregate of 1,373,500 Shares of Common Stock. No Stock Purchase Rights have been issued or have otherwise arisen since such date. All the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable, and, except as set forth in Schedule 3.2.2, are owned by the Company, free and clear of all liens, claims or encumbrances. Except for the Stock Purchase Rights, there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character relating to or based upon the issued or unissued capital stock or other securities of the Company or securities of its Subsidiaries obligating the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to make any payments based upon the value of, any securities. Except as set forth in Schedule 3.2.2, there are no voting trusts or other agreements or understandings to which the Company or its Subsidiaries is a party with respect to the voting of capital stock of the Company or its Subsidiaries. No person has any stock purchase or other contractual rights to acquire any shares of capital stock of the Subsidiaries and no person has any preemptive rights to acquire any shares of capital stock of the Company or its Subsidiaries.

          3.2.3. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only, to the extent required, to approval, if necessary, by the shareholders of the Company as provided in Section 2.3. Without limiting the generality of the foregoing, the Board of Directors of the Company has approved this Agreement, the Offer and the Tender and Stock Option Agreement executed and delivered by the Purchaser, Parent and certain shareholders of the Company. This Agreement has been duly executed and delivered by, and is a valid and binding obligation of, the Company, enforceable in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

          3.2.4. Consents; No Violation. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with, or result in a breach or a violation of, any provision of the Articles of Incorporation or Bylaws of the Company; (b) except as otherwise provided on Schedule 3.2.4 constitute, with or without the passage of time, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any order, writ, injunction, decree, statute, rule or regulation, governmental permit or license, or any mortgage, indenture, lease, agreement or other instrument of the Company or its Subsidiaries, or to which the Company or its Subsidiaries or any of their respective properties is subject, except for breaches, violations, defaults, liens or rights of termination, modification, cancellation, prepayment or acceleration which would not, singly or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby; or (c) require any consent, approval or authorization of, notification to, or filing with, any Governmental Entity on the part of the Company or its Subsidiaries, other than (i) the filing of the certificate of merger with respect to the Merger in accordance with the MBCA, (ii) filings with the Commission under the Exchange Act, and (iii) consents, approvals, authorizations, notifications or filings the failure of which to obtain or make would not, in the aggregate, have a Material Adverse Effect.

          3.2.5. SEC Reports. (a) Except as set forth in Schedule 3.2.5, the Company has filed all forms, reports, statements (including proxy statements) and schedules with the Commission required to be filed pursuant to the Exchange Act or other federal securities laws (the "SEC Reports"). The SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which shall not have a Material Adverse Effect.

     (b) Except as reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 1996, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since December 31, 1996 or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.2.5, neither the Company nor any of its subsidiaries is liable as an indemnitor, guarantor, surety or endorser, and no person has the power to confess judgment against the Company or any of its subsidiaries, assets, properties or business except as would not, individually or in the aggregate, result in or reasonably be likely to result in a Material Adverse Effect.

          3.2.6. No Material Adverse Change. Except as set forth in Schedule 3.2.6, since September 30, 1996, the Company and its Subsidiaries have operated their respective businesses in the ordinary course and there has not been (i) any material adverse change in the Business Condition of the Company and its Subsidiaries taken as a whole; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the assets or businesses of the Company and its Subsidiaries taken as a whole; (iii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the capital stock of the Company; (iv) any entry into an employment, consulting or other agreement or any increase in the compensation payable or to become payable by the Company or its Subsidiaries to any of their respective directors or officers or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors or officers; (v) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing, capital expenditure or sale of assets), other than new customer agreements, supplier agreements, equipment purchase agreements or other vendor agreements in the ordinary course of business; (vi) any change by the Company in accounting principles or methods, or (vii) any other transaction or event set forth in
Section 4.3.2 through 4.3.13. As of March 30, 1997, the aggregate amount of all capital expenditures made or committed by the Company since December 31, 1996 does not exceed $420,000.

          3.2.7. Fees. Except for the fees payable to Coopers & Lybrand Securities, L.L.C. and the Advisor, neither the Company nor its Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder, intermediary or financial advisor in connection with the transactions contemplated hereby. Copies of the agreements evidencing such fees payable to Coopers & Lybrand Securities, L.L.C., and the Advisor have been provided to the Parent.

          3.2.8.  Schedule 14D-9 and Proxy Statement.

               (a) The Schedule 14D-9 (copies of the proposed form of which shall be delivered to Parent prior to the filing of the Schedule 14D-9), and all amendments thereto, and, if a Proxy Statement is required for the consummation of the Merger under applicable law, the Proxy Statement, will each comply in all material respects with the Exchange Act, and the rules and regulations thereunder, and will not, at the date of filing with the Commission, and at the date first published or mailed and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to written information supplied by Parent or any affiliate of Parent specifically for inclusion in the
Schedule 14D-9 or the Proxy Statement.

               (b) None of the written information relating to the Company or its Subsidiaries supplied by the Company for inclusion in the Tender Offer Material (including any amendments or supplements) or any schedules required to be filed with the Commission in connection therewith will, at the respective times the Tender Offer Material or any amendments or supplements or any such schedules are filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (c) The letter to stockholders, notice of meeting, Proxy Statement and form of proxy, or the information statement, as the case may be, that may be distributed to shareholders in connection with the Merger (including any supplements and amendments), and any schedules required to be filed with the Commission in connection therewith, are collectively referred to as the "Proxy Statement."

          3.2.9.  Trademarks, Patents and Copyrights. Except as set forth in
Schedule 3.2.9, the Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all copyrights, patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with its business as currently being conducted and are unaware of any assertions or claims challenging the validity of any of the foregoing which are reasonably likely to have a Material Adverse Effect, and the conduct of the Company's business as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others known to the Company or its Subsidiaries in any way reasonably likely to have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to the Company or the Subsidiaries is known to the Company or the Subsidiaries which is reasonably likely to have a Material Adverse Effect.

          3.2.10. Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof or as disclosed on Schedule 3.2.10, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court, administrative, governmental or regulatory authority or body, domestic or foreign, which if determined adversely to the Company are reasonably likely, in the aggregate, to have a Material Adverse Effect or which challenge or seek to prevent or delay the performance of this Agreement or any of the transactions contemplated hereby. As of the date hereof, neither the Company nor its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree having a Material Adverse Effect.

          3.2.11.  Labor Matters.

               (a) Except as set forth in Schedule 3.2.11: (i) neither the Company nor the Subsidiaries is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than is required by law); (ii) neither the Company nor the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

               (b) Except as would not, either individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any strike, material slowdown or material work stoppage or lockout; (iv) there is no representation claim or petition pending before the NLRB or any labor organizing drive; (v) there are no charges with respect to or relating to the Company or its Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) neither the Company nor its Subsidiaries has formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company or a Subsidiary and no such investigation is in progress.

          3.2.12.  Taxes.

     (a) Except as would not, either individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries have duly and timely filed (and until the Effective Time will duly and timely file all Tax and information reports, returns and related documents required to be filed or sent by them as of the Effective Time (including any consolidated Tax returns that include the income or loss of the Company or any of its Subsidiaries) ("Tax Returns") with respect to Federal, state, local, foreign and other taxes, assessments, fees and other governmental charges, including without limitation income, franchise, gross receipts, sales, use, occupation, employment, withholding, excise, transfer, real and personal property and other taxes, charges and levies, including without limitation interest, penalties, assessments, deficiencies and other charges due or claimed to be due from it by any governmental authority ("Taxes"), and have duly paid, or made adequate provision for the due and timely payment of, all such Taxes; (ii) all Tax Returns were (or will be) true, correct and complete in all material respects when filed for all periods ending on or before the Effective Time; and (iii) the most recent financial statements contained in the SEC Reports reflect an adequate tax reserve in accordance with generally accepted accounting principles.

     (b) Except as set forth on Schedule 3.2.12(b): (i) there are no material Tax claims pending against the Company or any of its Subsidiaries and no deficiencies for any Taxes for which the Company or its Subsidiaries may be liable have been asserted in writing or assessed against the Company or its Subsidiaries or any former subsidiary for which the Company or its Subsidiaries may be liable which remain unpaid and neither the Company nor any of its Subsidiaries knows of any threatened claim for Tax deficiencies or any basis for such claims; (ii) no Tax Returns for the Company or any of its Subsidiaries have been or are currently being examined by any taxing authority; (iii) no material issues have been raised in any examination by any taxing authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (iv) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other taxing authority; and (v) the statute of limitations with respect to any year or period to and including the fiscal year ended 1991 has expired.

     (c) The Company and its Subsidiaries have paid or are withholding and will pay when due to the proper taxing authorities all material withholding amounts required to be withheld with respect to all Taxes, including without limitation sales and use Taxes on income or benefits and Taxes for unemployment, social security or other similar programs with respect to salary and other compensation of directors, officers and employees of the Company and its Subsidiaries.

     (d) Neither the Company nor any of its Subsidiaries has any liability for any material federal, state, local, foreign or other Taxes of any corporation or entity other than the Company and its Subsidiaries, including without limitation any liability arising from the application of U.S. Treasury Regulation (S) 1.1502-6 or an analogous provision of state, local or foreign law.

     (e) Neither the Company nor any of its Subsidiaries is or has been a party to any material Tax sharing agreement with any corporation other than the Company and its Subsidiaries.

     (f) To the best of the Company's knowledge and as of the date hereof, no person who holds 5 percent or more of the stock of the Company is a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     (g) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that individually or collectively provides for the payment of any amount that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

          3.2.13. Environment. Except as set forth in Schedule 3.2.13, neither the Company nor the Subsidiaries or any former subsidiary nor any prior or current other owner or lessee has generated, handled, manufactured, treated, stored, used, released, transported or disposed of any Environmentally Regulated Materials (as defined below) on, beneath, to, from or about any of the leased real property or any other properties formerly owned, leased or operated by the Company or the Subsidiaries or any former subsidiary, except for the generation, handling, manufacture, treatment, storage, use, release, transportation and disposal, in compliance with all applicable laws, of such substances used in the ordinary course of the Company's business. Except as set forth in Schedule 3.2.13, no Environmentally Regulated Material has been disposed of or allowed to be disposed of on or off any of such properties which may give rise to a clean-up responsibility, personal injury liability or property damage claim against the Company or the Subsidiaries, or give rise to the Company or the Subsidiaries being named a potentially responsible party for any such clean-up costs, personal injuries or property damage, or create any cause of action by any third party against the Company or the Subsidiaries under any Environmental Laws (as defined below). Except as set forth in Schedule 3.2.13, neither the Company nor the Subsidiaries has received any notices or claims of violations or liabilities relating to pollution control or protection of the environment. The term "Environmentally Regulated Materials" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental Law, and includes without limitation petroleum and all fractions thereof, and asbestos and asbestos-containing materials, and lead and lead paint. The term "Environmental Law" means the National Environmental Policy Act, 42 U.S.C.
(S)(S) et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., the Federal Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. (P) 11001, the Hazard Communication Act (S)(S) 651 et seq., and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136, each as amended, and the related rules and regulations, and applicable state and local laws, rules and regulations that address environmental issues.

          3.2.14.  Employee Benefit Plans; ERISA.

               (a) Schedule 3.2.14 sets forth a true and complete list of each "employee benefit plan" (as that term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other plan, program, arrangement or agreement that is maintained by the Company or a Subsidiary or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate (as defined below) could have any liability related to the employment or benefits of any present or former director, officer or employee of the Company or a Subsidiary under which the Company or a Subsidiary has any present or future obligation or liability including, but not limited to, the Employee Arrangements (as defined in Section 4.3.6) as in effect on the date of this Agreement (collectively the "Employee Benefit Plans").

               (b) Each of the Employee Benefit Plans complies and has been operated in all material respects in accordance with applicable law (including, without limitation, ERISA and the Code); each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service; each trust maintained in connection with each such qualified plan has been determined by the Internal Revenue Service to be tax-exempt under Code Section 501(a); nothing has occurred to cause the loss of the qualified status of any such qualified plan; no Employee Benefit Plan has an accumulated or waived funding deficiency within the meaning of Code Section 412; neither the Company nor the Subsidiaries nor any trade or business which together with the Company or a Subsidiary would be deemed a "single employer" within the meaning of ERISA
Section 4001 ("ERISA Affiliate") has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of an Employee Benefit Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Employee Benefit Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in ERISA Section 4043(b), has occurred with respect to any Employee Benefit Plan; and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability to or on account of a Employee Benefit Plan pursuant to Title IV of ERISA.

               (c) No Employee Benefit Plan is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)) and no Employee Benefit Plan is a multiple employer plan as defined in Code Section 413; all material contributions or other amounts that are required to be paid by the Company or the Subsidiaries as of the Effective Time with respect to each Employee Benefit Plan have been either paid or accrued; and there are no material, pending, threatened or anticipated claims (other than routine claims for benefits) by, or on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

               (d) Neither the Company nor the Subsidiaries, nor any ERISA Affiliate, nor any Employee Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, the Subsidiaries, any ERISA Affiliate, any Employee Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Benefit Plan or any such trust could be subject to either a material civil penalty assessed pursuant to ERISA, including without limitation, Section 409, 502 or 4071 or a material tax or penalty imposed pursuant to the Code, including without limitation, Section 4975, 4976 or 6652.

               (e) With respect to each Employee Benefit Plan that is a "group health plan" within the meaning of ERISA Section 601(a) and that is subject to Code Section 4980B, the Company and the Subsidiaries have operated such plans in material compliance with the continuation coverage requirements of those provisions and Part 6 of Title I of ERISA.

               (f) To the extent available to the Company, the Company has supplied Parent with true and correct copies of each of the Employee Benefit Plans, all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements and, to the extent applicable, true and correct copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, in each case as in effect on the date hereof.

          3.2.15. Compliance. Neither the Company nor any of its subsidiaries is in violation of, or has violated, any applicable provisions of (i) any laws, rules, statutes, orders, ordinances or regulations or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, which, in the case of either subsection (i) or (ii), individually or in the aggregate, would result or reasonably be likely to result in a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries is in violation of, or has violated any applicable provisions of the Foreign Corrupt Practices Act, the Trading with the Enemy Act, the Anti-Economic Discrimination Act or any law or regulation relating to Medicare or Medicaid anti-kickback fraud and abuse, except for such violations that would not, individually or in the aggregate, result in or reasonably be likely to result in a Material Adverse Effect.

          3.2.16. Properties. The Company and its subsidiaries have good and marketable title to all real property owned or leased by them, subject only to Liens and imperfections of title that in the aggregate would not have a Material Adverse Effect. True and complete copies of all material leases to which the Company or any Subsidiary is a party have heretofore been furnished to Parent. Such leases are valid and binding, and there does not exist any event which, with notice or lapse of time or both, would constitute a material default under such leases by the Company.

          3.2.17.   Regulatory Matters. (a) Except as disclosed in Schedule
3.2.17 and except as would not, individually or in the aggregate, have a Material Adverse Effect, since September 30, 1996 there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or any Company subsidiary (the "Company Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, or any other governmental or regulatory body, agency or office of any other jurisdiction to which the Company or any of its subsidiaries is subject.

          3.2.18. Voting Requirements. The affirmative vote of a majority of the outstanding shares of Common Stock and Class B Common Stock (voting as a single class) approving this Agreement is the only vote of the holders of any class or series of Company Securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

          3.2.19. State Takeover Laws. A committee of the Company's Board of Directors formed in accordance with Section 302A.673 of the MBCA has approved the transactions contemplated hereby so as to render inapplicable to such transactions, including, without limitation, the Offer and the Merger (including, without limitation, the Tender and Stock Option Agreements executed and delivered by certain shareholders of the Company), the restrictions on business combinations contained in Section 302A.673 of the MBCA and the provisions regarding control share acquisitions contained in Section 302A.671 of the MBCA. Neither the Offer, the Merger, the Tender and Stock Option Agreement, nor the acquisition of shares pursuant to any thereof will constitute a Control Share Acquisition as defined in the MBCA. Other than the filing of a registration statement as required by Section 80B.03, Minnesota Statutes, no filing with or approval by any governmental agency of the State of Minnesota is required in connection with the Offer, the Merger, the Tender and Stock Option Agreements and the transactions contemplated thereby. The Company has taken all steps necessary irrevocably to exempt the transactions contemplated by this Agreement from any applicable provisions of the Company's Articles of Incorporation and By-Laws which would have the effect of delaying, preventing or materially reducing the expected benefits to Parent or Purchaser of the transactions contemplated by this Agreement.

                                 4.  COVENANTS
                                     ---------

     4.1. No Solicitation. (a) The Company will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below).
The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, or any of its subsidiaries, or otherwise (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer), liquidation, reorganization or similar transactions involving the Company or any of its subsidiaries or divisions, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that nothing contained in this Section 4.1 shall prevent the Company from, prior to the acceptance for payment by the Purchaser of Shares pursuant to the Offer, furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by the Company after the execution of this Agreement from a person or entity whose initial contact with the Company may have been solicited by the Company prior to the execution of this Agreement), and may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that (i) the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of its financial advisor and considering the affect of such Acquisition Proposal upon the employees, customers and the community) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of the Company than the Offer and Merger and that the person or entity making such Acquisition Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law, and (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to the Company than those contained in the Confidentiality Agreement.

     (b) The Company agrees not to release any third party from, and to enforce strictly any confidentiality or standstill agreement to which the Company and such third party are parties. The Company shall notify Parent immediately (and in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or amendment or supplement thereto or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and shall be accompanied by a copy of any written documentation received by the Company in connection with such Acquisition Proposal and financing related thereto.

     4.2. Stock Options and Warrants. Prior to the acquisition of Shares pursuant to the Offer, the Company shall (a) make all necessary and appropriate adjustments to and shall obtain all necessary consents with respect to, all of the Stock Purchase Rights to ensure that, in full cancellation and settlement thereof, the Company shall make a cash payment to the holder of each cancelled Stock Purchase Right as described in Section 2.1.4 hereof, and following the Effective Time, no participant in any stock, stock option, stock appreciation or other benefit plan of the Company or any of its subsidiaries or any holder of any Stock Purchase Right shall have any right thereunder to acquire any capital stock of the Surviving Corporation or any subsidiary thereof, and (b) enter into amendments to the employment and other arrangements of William H. Spell to eliminate any provision for severance or termination payments, or for accelerated vesting or payment of compensation or other benefits, upon a change in control of the Company or upon termination of employment.

     4.3. Interim Operations. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as otherwise approved in writing by the Purchaser:

          4.3.1. Conduct of Business. The Company shall, and shall cause each Subsidiary to, conduct its business only in, and not to take any action except in, the ordinary and usual course of business and consistent with past practice.

          4.3.2. Charters and Bylaws. The Company shall not, and shall not permit its Subsidiaries to, make or propose any change or amendment in their respective charters or bylaws.

          4.3.3. Capital Stock. Except for common stock issued upon exercise of Stock Purchase Rights, the Company shall not, and shall not permit its Subsidiaries to, issue, pledge or sell any shares of capital stock or any other securities of any of them or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or stock related or based awards or any other securities of any of them, or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their securities, or make any other changes in their capital structures.

          4.3.4. Dividends. The Company shall not, and shall not permit its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

          4.3.5. Relationships. The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

          4.3.6. Employee Plans, Compensation, Promotion, Demotion, Reassignment, Etc. Except (i) as required by law, (ii) as provided in Sections
4.2 and 4.10, and (iii) except for the hiring, promotion, demotion, reassignment, and termination of employees (other than officers) in the ordinary course of business, the Company shall not, and shall not permit its Subsidiaries to, adopt, enter into, amend or terminate any profit sharing, retirement, pension, severance, salary continuation, stock option, bonus, compensation, incentive, deferred compensation, retirement, employment, consulting or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any former or present director, former or present officer or former or present employee ("Employee Arrangements"), or increase in any manner the compensation, severance or fringe benefits of any former or present director, former or present officer or, except in the ordinary course and consistent with past practice, former or present employee or pay any benefit not required by any existing plan or arrangement, or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, stock related or based awards, or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing. Except as may be required under the terms of any Employee Arrangements or applicable law as in effect on the date of this Agreement, the Company shall not, and shall not permit its Subsidiaries to, terminate, contribute to or otherwise fund or secure the benefits or compensation provided under, any of the Employee Arrangements.

          4.3.7. Certain Agreements. Neither the Company nor its Subsidiaries will knowingly waive any provision of any confidentiality agreement to which it is a party.

          4.3.8. Indebtedness. Neither the Company nor any of its Subsidiaries shall (i) other than borrowings under the existing CIT line of credit in the ordinary course of business consistent with past practice and consistent with any projections previously provided by the Company to the Parent, incur any indebtedness for borrowed money or issue any debt securities or, assume, guarantee or endorse the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); (iii) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or
(iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon.

          4.3.9. Acquisitions and Dispositions of Assets. Neither the Company nor any of its Subsidiaries shall acquire, sell, lease, license, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole, or enter into any contract, agreement, commitment or transaction outside the ordinary course of business consistent with past practice.

          4.3.10. Accounting and Tax Matters. Neither the Company nor any of its Subsidiaries shall (a) change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in generally accepted accounting principles, or (b) make any tax election or settle or compromise any material Tax liability.

          4.3.11. Certain Actions. Neither the Company nor any of its Subsidiaries shall (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) without the approval of Parent, which will not be unreasonably withheld, authorize any new capital expenditure or expenditures exceeding $100,000 in the aggregate; (iii) without the approval of Parent, which will not be unreasonably withheld, settle any litigation for amounts in excess of $25,000 individually or $50,000 in the aggregate; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          4.3.12. Payment of Claims. Neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice, except where such action would not result in a Material Adverse Effect.

          4.3.13. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into any transaction nor amend any existing relationship with any affiliate of the Company.

          4.3.14. Representations and Warranties. Neither the Company nor any of its Subsidiaries shall take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or would result in any of the conditions to the Offer not being satisfied.

     4.4. Access and Information. Throughout the period prior to the Effective Time, the Company shall afford to Parent and its representatives such access, during normal business hours, to the Company's and its Subsidiaries' books and records as Parent shall reasonably request, shall permit each of Parent and Purchaser and their respective counsel, financial advisors, auditors and other authorized representatives to make such inspections as Parent or Purchaser may reasonably require and will cause the Company's officers or representatives and those of its subsidiaries to furnish promptly to Parent or Purchaser or their representatives such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or Purchaser may from time to time request.
Parent and the Purchaser will treat, and will cause their respective accountants, counsel and other representatives to, treat confidentially all non-public information concerning or related to the Company or its business furnished or made available to Parent or the Purchaser in connection with the transactions contemplated by this Agreement, in accordance with that certain confidentiality and non-disclosure agreement dated October 29, 1996 between Pandora Capital Corporation and the Company (the "Confidentiality Agreement"). No investigation pursuant to this Section 4.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

     4.5.  Certain Filings, Consents and Arrangements. Parent, the
Purchaser and the Company shall cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the Company's and the Subsidiaries' business in connection with the consummation of the Offer or the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

     4.6. Proxy Statement. If necessary to consummate the Merger, promptly after the termination or expiration of the Offer, the Company shall prepare the Proxy Statement, file it with the Commission and mail it to all holders of Shares. Parent, the Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement.

     4.7. State Takeover Statutes. The Company shall (a) take all action, if any, necessary to exempt the Offer and the Merger from the effects of any state takeover law and (b) upon the request and at the expense of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity, or applicability to the Offer or the Merger, of any such state takeover law.

     4.8. Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings (including, but not limited to, in the preparation and filing of the Offer Documents, the Schedule 14D-9, and the Proxy Statement). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Parent, the Purchaser and the Company shall take the necessary action.

     4.9.  Indemnification.

          (a) From and after the Effective Time, the Surviving Corporation shall assume the indemnification and expense advancement obligations of the Company and its Subsidiaries to present and former directors, officers, employees and agents (i) pursuant to the Indemnification Agreements identified in Schedule 4.9 and (ii) as provided in the Articles of Incorporation and By-Laws of the Company and its subsidiaries as in effect at the date hereof (the "Indemnification Obligations").

          (b) Parent hereby guarantees the Indemnification Obligations of the Surviving Corporation.

     4.10. Certain Agreements. At the Effective Time, the Parent shall cause the Company, as the surviving corporation in the Merger, and Peerless Chain Company, the Company's operating subsidiary, to enter into a consulting agreement with William H. Spell for a two-year term following the Effective Time, and providing for payments to Mr. Spell of (a) within seven days after the execution of such agreement, the sum of $120,000, and thereafter, (b) the sum of $25,000 per quarter for the first four quarters of such agreement, payable quarterly in arrears, and (c) $22,500 per quarter for the second four quarters of such agreement, payable quarterly in arrears.

     4.11 Repayment of Certain Debt. At or before the Effective Time, Parent and Purchaser shall cause to be prepaid all amounts outstanding under that certain Redemption Note dated December 13, 1995, made by Peerless Chain Company in favor of Bridgewater Resources Corp. in the principal amount of $2,500,000.

                                 5.  CONDITIONS
                                     ----------

     5.1. Conditions to the Obligations of Parent, the Purchaser and the Company. The obligations of Parent, the Purchaser and the Company to consummate the Merger are also subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          5.1.1. The shareholders of the Company shall have duly approved the Merger, if required by applicable law or pursuant to Section 2.3.

          5.1.2. The consummation of the Merger shall not be prohibited by any order, decree or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes consummation of the Merger illegal.

          5.1.3. The Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer.


                               6.  MISCELLANEOUS
                                   -------------

     6.1. Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the shareholders of the Company:

          (a) by the mutual written consent of Parent, the Purchaser and the Company;

          (b) by the Company if (i) the Offer shall not have been commenced within five business days from the date of public announcement of this Agreement or (ii) the Offer shall have expired and the Purchaser shall not have accepted for payment Shares pursuant to the Offer (provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or results in, the Offer not being so commenced or consummated);

          (c) by either Parent or the Company if the Offer terminates or expires pursuant to its terms on account of the failure of any condition specified in Exhibit A to have been satisfied without the Purchaser having purchased any Shares thereunder (provided, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of any such condition);

          (d) by either Parent or the Company if either (or any permitted assignee) is prohibited by an order or injunction of a court of competent jurisdiction from consummating the Offer or the Merger and such order or injunction shall have become final and non-appealable;

          (e) by Parent if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is materially adverse to Parent or the Purchaser, its recommendation or approval of the Offer, the Merger or this Agreement;

          (f) by Parent if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company and which the Company fails to cure within 10 days after notice thereof is given by the Parent;

          (g) by the Company if there has been a material breach by Parent or the Purchaser of any representation, warranty, covenant or agreements as set forth in this Agreement on the part of Parent or the Purchaser and which Parent or the Purchaser, as the case may be, fails to cure with 10 days after notice thereof is given by the Company;

          (h) by either Parent or the Company if, prior to the acceptance for payment of Shares pursuant to the Offer (i) the Company shall have received a Superior Proposal (as defined in Section 4.1), provided that such proposal has not been obtained in violation of Section 4.1, and (ii) Parent does not make, within five business days of receipt of written notice of the Company's desire to accept such Superior Proposal, an offer that the Company's Board of Directors believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company, as the Superior Proposal;

          (i) by Parent if, prior to the purchase of Shares pursuant to the Offer, if any person, corporation, entity or "group," as defined in Section 13(d)(3) of the Exchange Act (other than Parent or the Purchaser), shall have acquired after the date of this Agreement beneficial ownership of twenty-five percent of the outstanding Shares; or

          (j) by either Parent or the Company, if the Purchaser has not accepted Shares for payment on or before July 11, 1997; provided, that the right to terminate this Agreement under this Section 6.1(j) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in such failure to accept Shares for payment or the failure to satisfy any condition set forth in Exhibit A, and shall not be available to the Company if any shareholder of the Company shall have breached any provision of the Tender and Stock Option Agreement among the Purchaser, Parent and certain shareholders of the Company (the "Tender Agreement").

     In the event of a termination and abandonment, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in Section 6.2 and Section 6.11 and except that nothing herein will relieve any party from liability for any breach of this Agreement. No termination shall limit the liability of the Company (if any) under Section 6.11.

     6.2. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement (other than the representation and warranty set forth in Section 3.2.2) shall not survive the payment for Shares in the Offer. The representation and warranty set forth in Section 3.2.2 and the agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 6.1, as the case may be, except that the agreements set forth in Sections 2.1.4, 2.5, 2.6, 4.9, 4.10 and 6.10, and the last sentence of Section 4.8, shall survive the Effective Time indefinitely, and the agreements set forth in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.9, 6.11, and
6.13 and the last paragraph of Section 6.1, shall survive termination of this Agreement indefinitely.

     6.3. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the holders of Shares hereunder without the approval of such holders. No waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

     6.4. Entire Agreement. This Agreement, the Confidentiality Agreement and the Offer Documents contain the entire agreement among Parent, the Purchaser and the Company with respect to the Offer, the Merger and the other transactions contemplated hereby and thereby, and such agreements supersede all prior agreements among the parties (including, without limitation, the letter agreement dated February 28, 1997, as amended) with respect to these matters.

     6.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of law principles thereof.

     6.6. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.7. Notices. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use its best efforts to prevent or promptly remedy the same. All notices or other communications under this Agreement shall be in writing and shall be mailed by first class, registered or certified mail return receipt requested, postage prepaid; hand delivered; or sent by facsimile transmission or by nationally recognized overnight delivery service for next business day delivery, addressed as set forth below, or at such other address as the intended recipient shall have previously designated by written notice to the parties. Notice by registered or certified mail shall be deemed to have been delivered to and received by the addressee, and shall be effective, five days following the date deposited in the United States mail. Notices delivered by hand or sent by facsimile shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date sent or delivered. Notices sent by nationally recognized overnight delivery service for next business day delivery shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the next business day.

     If to the Company:

          Peerless Industrial Group, Inc.
          2430 Metropolitan Center
          333 South Seventh Street
          Minneapolis, MN 55402
          Attention: William Spell

     With a copy to:

          Briggs and Morgan, Professional Association
          2400 IDS Center
          80 South Eighth Street
          Minneapolis, MN 55402
          Attention:  Brian D. Wenger, Esq.

     If to Parent or the Purchaser:

          Ridge Capital Corporation
          257 East Main Street, Suite 302
          Barrington, IL 60010
          Attention:  J. Bradley Davis

     With copies to:

          William Blair Mezzanine
            Capital Partners
          222 West Adams Street
          Chicago, IL 60606
          Attention: Terrance M. Shipp

                      and

          Mayer, Brown & Platt
          190 S. LaSalle Street
          Chicago, IL 60603
          Attention: Richard S. Millard

     6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

     6.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     6.10. Parties in Interest; Assignment. Except as otherwise specifically set forth in this Agreement, this Agreement is binding upon and solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Purchaser shall have the right to assign to Parent or any direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of the Purchaser under this Agreement, including, without limitation, the right to substitute in its place such a subsidiary as one of the constituent corporations in the Merger (such subsidiary assuming all of the obligations of the Purchaser in connection with the Merger) and may require the Subsidiaries of the Company to merge with subsidiaries of the Purchaser (or its assignees) in connection with the Merger, and to transfer to Parent or to any direct or indirect wholly owned subsidiary of Parent the right to purchase Shares tendered pursuant to the Offer. If the Purchaser exercises its right to so restructure the transaction, the Company shall promptly enter into appropriate agreements to reflect such restructuring.

     6.11. Expenses. (a) Except as set forth in paragraphs (b) and (f) below, and except as provided in the Tender Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) Notwithstanding the foregoing, if (i) this Agreement is terminated after the occurrence of a Triggering Event (as defined below), and (ii) within six months after such termination the Company either (A) consummates any Alternative Transaction (as defined below) or (B) becomes a party to any agreement relating to an Alternative Transaction that is thereafter consummated, then upon the consummation of such Alternative Transaction the Company shall pay Parent a non-refundable fee of $900,000 (the "Fee") which amount shall be payable by wire transfer of same day funds on the date such Alternative Transaction is consummated.

     (c) The Company shall reimburse the Parent in connection with any legal or other fees incurred by the Parent in connection with the collection of the Fee from the Company.

     (d)  As used herein, a "Triggering Event" shall mean any of the following:

     (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of the Offer or shall have resolved or publicly announced its intention to do so; or

     (ii) an Alternative Transaction shall have taken place or the Board of Directors of the Company shall have recommended such an Alternative Transaction to shareholders, or shall have resolved or publicly announced its intention to recommend or engage in an Alternative Transaction; or

     (iii) a tender offer or exchange offer with respect to shares of the Company shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent and its affiliates), and the Board of Directors of the Company shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the shareholders of the Company tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such offer; or

     (iv) the Offer shall have expired without satisfaction of the majority Minimum Condition described therein, and at any time during the Offer an Alternative Transaction shall have been publicly announced and not absolutely and unconditionally withdrawn and abandoned; or

     (v) a material breach by the Company of this Agreement shall have occurred, and at the time of such breach or any termination based thereon an Alternative Transaction shall have been publicly announced and not absolutely and unconditionally withdrawn and abandoned; or

     (vi) The Company shall have negotiated with, furnished information to, entered into any agreement with, or consummated or recommended any transaction with, any person other than Parent or its affiliates, based on a determination regarding a "Superior Proposal" made as described in Section 4.1 hereof; or

     (vii)  The Company shall breach or fail to perform its obligations under
Section 4.1 hereof.

     (e) As used herein, an "Alternative Transaction" shall mean (a) any transaction or series of transactions by which any person or group (other than Parent and its affiliates) acquires or would acquire shares (or securities exercisable or convertible into shares) representing 20% or more of the outstanding shares of the Company, pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, share exchange, sale of substantial assets or other business combination involving the Company, (c) any other transaction or series of transactions whereby any person acquires or would acquire control of the board of directors, business or assets of the Company, or
(d) any agreement with respect to any of the foregoing, which in the case of any transaction or agreement described in clauses (a) through (d) above, involves a greater value (considering the amounts payable to shareholders and all payments under employment, consulting and other arrangements in connection therewith) than the value of the Offer and the Merger and the other arrangements related thereto.

     (f) The parties agree that the Company shall bear a total of $502,000 in expenses incurred in connection with this Agreement and the Offer and the transactions contemplated hereby and thereby and not reflected on the Company's audited balance sheet as at December 31, 1996, and that any such expenses in excess of such amount shall be borne by certain shareholders of the Company as provided in the Tender Agreement. To the extent that the Company has not expended the full $502,000 for payment of such expenses prior to the Effective Time, Parent shall cause the Company to pay the balance of such $502,000 in expenses at the Effective Time, and if required shall contribute cash to the capital of the Company to fund such payment.

     6.12. Publicity. So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any such public statement prior to such consultation, except as may be required by law or the National Association of Securities Dealers, Inc.

     6.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.14.  Certain Definitions.  For purposes of this Agreement, the term:

          6.14.1. "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          6.14.2. "business day" shall mean any day other than a Saturday, Sunday or federal holiday.

          6.14.3. "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          6.14.4. "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1996 were prepared;

          6.14.5. "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          6.14.6. "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                          R-B CAPITAL CORPORATION



                                          By /s/ Harrington Bischof
                                            ----------------------------
                                           Its   President
                                              ---------------------------

                                          R-B ACQUISITION CORPORATION



                                         By /s/ Harrington Bischof
                                           ------------------------------
                                          Its   President
                                             ----------------------------


                                          PEERLESS INDUSTRIAL GROUP, INC.




                                          By /s/ William H. Spell
                                            -----------------------------
                                           Its   CEO
                                              ---------------------------

                                   EXHIBIT A


                            Conditions of the Offer
                            -----------------------


     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, and may terminate or amend the Offer and may postpone the acceptance for payment and payment for tendered Shares, and may terminate or amend the Offer and not accept for payment any Shares, if (i) there are not validly tendered prior to the expiration of the Offer (the "Expiration Date") and not withdrawn prior to the expiration date of the Offer a number of Shares which constitutes on the date of purchase at least (A) a majority of the Shares and (B) a number of outstanding Shares entitled to elect a majority of the board of directors, in each case on a fully diluted basis (or, if the Purchaser so elects in its sole discretion, on the basis of the number of Shares outstanding at the expiration date of the Offer) (the "Minimum Condition") or (ii) at any time on or after the commencement of the Offer (unless otherwise indicated below) and before the time of payment for such Shares (whether or not Shares have been accepted for payment or paid for pursuant to the Offer), any of the following events (each, an "Event") shall occur:

          (a) there shall have been instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which could (i) directly or indirectly restrain or prohibit the consummation of the Offer or the Merger, or impose any material fines, penalties or damages in connection therewith, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) impose or confirm material limitations on the ability of Parent or the Purchaser (or any of their affiliates) effectively to acquire or hold, or requiring Parent, the Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Parent or the Purchaser and their affiliates taken as a whole or the Company and its Subsidiaries taken as a whole or
     (iv) impose material limitations on the ability of Parent (or its affiliates) to acquire, hold or exercise full rights of ownership of the Shares purchased by it on all matters properly presented to the shareholders of the Company; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or governmental authority or by any court, any statute, rule, regulation, judgment, decree, order or injunction, that could, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or

          (c) the Agreement shall have been terminated in accordance with its terms; or

          (d) (i) any of the representations or warranties made by the Company in the Merger Agreement that is not qualified by reference to materiality shall not have been true and correct in all material respects when made, or (other than representations and warranties made as of a specified date) shall thereafter have ceased to be true and correct in all material respects on the Expiration Date, or (ii) any of the representations or warranties made by the Company in the Merger Agreement that is qualified by reference to materiality shall not have been true and correct when made, or (other than (x) with respect to the representations and warranties set forth in Section 3.2.6(i), changes in or disruptions of the Company's business resulting from the execution of the Agreement or the announcement of the Offer and the Merger, and (y) representations and warranties made as of a specified date) shall thereafter have ceased to be true and correct on the Expiration Date, or (iii) the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Agreement and the Company shall not have cured such breach within 10 days after notice thereof is given by the Purchaser, but in no event later than the Expiration Date; or

          (e) a tender or exchange offer for at least a majority of the then outstanding Shares shall have been publicly proposed to be made, or shall have been made, by any person, corporation, entity or "group," as defined in Section 13(d)(3) of the Exchange Act (other than Parent or the Purchaser); which, in any case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares; or

          (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index),
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or
     (iii) any limitation

     (whether or not mandatory), by any United States governmental authority or agency on the extension of credit by banks or other financial institutions.

          The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time or from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.